Exhibit 8.1

Equity Chambers

suite 802, 8/F, Harcourt House, 39 Gloucester Road, Hong Kong

Alpha Technology Group Limited

Unit B, 12/F, 52 Hung To Road

Kwun Tong, Kowloon, Hong Kong

Dear Sirs or Madams,

Re: Legal Opinion on Certain Hong Kong Legal Matters

A.	INTRODUCTION

1.	Instructing solicitors, TC & Co. (the “Instructing Solicitors”), are retained by Alpha Technology Group Limited (the “Company”, and in conjunction with its subsidiaries, the “AT Group”) as its legal advisor of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the AT Group’s registration statement on Form F-1 dated September 6, 2023 being filed with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), pertaining to the initial public offering for the number of ordinary shares of the Company with a par value of US$0.0001 per share (the “Transaction”) as set forth in the Company’s Registration Statement.

2.	I am instructed to advise on the relevant laws and regulations in relation to the business operation of AT Group in Hong Kong. This opinion is confined to the laws now prevailing in Hong Kong and presently applied by the local courts and tribunals with the latter being governed by and interpret such laws accordingly. I confirm that I am a lawyer qualified to practice in Hong Kong and to give this legal opinion. I express no view in respect of the laws of any other jurisdictions. On the assumption that there is nothing in the laws of any other jurisdiction which might impact this opinion, hence no investigation of nor comment of any sort in relation to the laws of any other jurisdiction is canvassed herein. Any reference to “laws” or “law” herein is a reference to the common law, principles of equity, legislations and/or regulations so constituted.

3.	In dispatching this opinion, the Registration Statement has been examined and reliance is grounded on the assumptions set out in paragraph 5 hereinbelow save and except otherwise mentioned with no third party verification of such assumptions. This opinion is too subject to the qualifications and reservations set out in paragraph 6 hereinbelow save and except as stated otherwise herein.

B.	OPINION

4.	Based solely on the Document and reading together with the qualifications, assumptions and limitations set forth herein, barring any withholding and/or non-disclosure of matters of substance, and paying due regard to the current laws of Hong Kong whereof relevance being duly considered, I opine that:

(a)	the narration of Hong Kong laws set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liability”, “Business”, “Regulations” and “Legal Matters”, with each topic insofar giving concise account of Hong Kong laws, having encapsulating the matters fairly and unerringly referred to therein in all material respects with nothing being omitted from such narration thus conducing to the same being misleading in any material aspect;

(b)	the narration of Hong Kong laws set forth in the Registration Statement under the caption “Taxation—Hong Kong Enterprise Taxation” with such topic insofar giving a concise account of local tax laws having encapsulating such laws with respect to Hong Kong tax laws being applicable to the business operation of the subsidiaries of the AT Group incorporated in Hong Kong in all material respects; and

(c)	Based on the litigation search conducted by a third-party search agent recently, I am not aware that the Company’s operating subsidiaries, namely, Techlution Service Limited (“Techlution”) and Neural Sense Limited (“NSL”) are currently party to any material litigation proceedings in Hong Kong.

C.	ASSUMPTIONS

5.	The opinion set out herein is grounded on the following assumptions:

(a)	all statements of fact conveyed and/or expressed in the Registration Statement are true, accurate and being verified with absence of omission thereof; and

(b)	no laws other than Hong Kong laws would impact upon the opinion stated herein save and except insofar the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been duly complied with.

D.	QUALIFICATIONS

6.	The opinion set out herein is subject to the following qualifications:

(a)	the narration of Hong Kong laws mentioned in paragraph 5 hereinabove merely set out the relevant local laws and regulations in a broad sense thus not constituting a full and comprehensive legal opinion on such matter;

(b)	no view is expressed and/or comment is made whether any or all of the members of the AT Group have been or will be in due compliance with any or all of the laws of Hong Kong;

(c)	no view is expressed and/or comment is made on either the due incorporation and/or the current legal status of the subsidiaries of the AT Group incorporated in Hong Kong;

(d)	disclaimer is expressly proclaimed in respect of any of our liabilities which might be incurred in relation to in any part of the Registration Statement other than the narration of Hong Kong laws mentioned in paragraph 4 hereinabove;

(e)	this opinion is presented solely and exclusively on the description of the nature the business and the type of activities of the AT Group set out in the Registration Statement and no view is expressed and/or comment is made in relation to the accuracy and/or the entirety thereof;

(f)	no view is expressed and/or comment is made on the past, present or future financial performance and/or soundness and/or standing or the business prospect be that in terms of success or otherwise of the AT Group;

(g)(i)	the common law is the bedrock upon which Hong Kong’s “capitalist system and way of life” stands, as referred to in Article 5 of the Basic Law. It infuses every aspect of life in Hong Kong, be it political, economic or social.

(ii)	on 1 July 1997 Hong Kong became the Hong Kong Special Administrative Region of the PRC. On 4 April 1990 the National People’s Congress of the PRC (the “NPC”) adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30 June 1997, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained, except for any that contravene the Basic Law, and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force on 30 June 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law. On 23 February 1997 the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that the “laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is The Application of English Law Ordinance (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. I have assumed in giving the opinions set out in this letter that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively from 1 July 1997 and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. The judgment of the Court of Appeal of the High Court of Hong Kong in HKSAR v Ma Wai Kwan David and Others supports this assumption. I have assumed that no laws in effect in Hong Kong prior to 1 July 1997 relevant to the opinions expressed in this letter will be treated as contravening the Basic Law, and that no such laws will require any modification, adaptations, limitations and exceptions in any material manner in order to bring them into conformity with the status of Hong Kong as a Special Administrative Region of the PRC. I am not able to predict, and accordingly are unable to express an opinion on, whether laws in effect in Hong Kong prior to 1 July 1997 may in future be found to contravene the Basic Law; and

(iii)(a)	In May 2020, The Hong Kong National Security Law, officially, the Law of the People’s Republic of China on Safeguarding National Security in the HKSAR (“NSL”) was passed on 30 June 2020 by the Standing Committee of the National People’s Congress (“NPCSC”).

(b)	There are four categories of offences covered by the NSL, namely, secession, subversion against the regime, terrorism, and collusion with foreign organizations.

(c)	The latest interpretation of 2020 by the NPCSC in relation to Article 14 & 47 of NSL announces the binding effect of the certification by the Chief Executive on the courts involving national security matters and state secrets.

(h)	I express no opinion as to taxation (other than the opinion stated in paragraph 4(b) of this opinion) or accounting matters.

E.	OTHERS

7.	For the purposes of the opinions set out in this letter, I do not express or imply any opinion herein as to the laws of any jurisdiction other than those of Hong Kong. This opinion is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the Commission on the date of this opinion and may not be used and may not be relied upon for any other purpose without our prior written consent.

8.	I hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder. Except with my prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. My liability under this letter shall not exceed the amount of legal fees received by us from the Company via my Instructing Solicitors in relation to the Transaction.

9.	This opinion is given in respect of the laws of Hong Kong which are in force at, and is based upon facts and circumstances in existence at 8:00 am Hong Kong time on the date of this opinion. I assume no obligation to update this opinion for any changes in the laws of Hong Kong or other events or circumstances that occur after 8:00 am Hong Kong time on the date of this opinion.

Dated 6 September 2023

/s/ Jeremy Cheung
Jeremy Cheung Barrister-at-law